NEWS RELEASE
For Immediate Release	Contact: Raymond Brandstrom
June 14, 2007	Chief Financial Officer
(206) 298-2909

EMERITUS ANNOUNCES PURCHASE OF 40 COMMUNITIES

SEATTLE, WA, June 14, 2007 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, announced today that it has entered into an agreement to purchase 40 communities from a real estate investment trust from which the Company currently leases communities.  The transaction is subject to approval by the seller’s board of directors.  The Company currently leases 32 of the communities (2,901 units) with the remaining 8 communities (742 units) being leased by Summerville Senior Living, an entity with whom the Company announced a merger agreement on March 29, 2007.  The purchase price for the 40 communities is $482.5 million, which is approximately $133,000 per capacity unit.  In addition, the Company has approximately $2.7 million of leasehold deposits with the lessor.  As part of the purchase agreement, Emeritus will place a $5 million non-refundable, earnest money deposit.   The Company has received proposals to provide secured debt financing for up to 80% of the transaction and is evaluating these alternatives.  This portfolio (inclusive of the Summerville communities) is comprised of 3,643 units in 19 states, and offers assisted living, memory loss, independent, and skilled nursing services for seniors.  The Company anticipates closing this transaction in the third quarter this year.

“Upon closing our announced transactions, we will have purchased 84 communities this year from our lessors,” stated Dan Baty, C.E.O.  “In addition, with the acquisition of Summerville and the completion of the purchase of 8 Summerville communities, our consolidated portfolio will be 41% owned by the end of the year.”

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates 206 communities representing capacity for approximately 20,000 residents in 34 states.  Emeritus’s common stock is traded on the American Stock Exchange under the symbol ESC, and its home page can be found on the Internet at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: our ability to obtain financing for the transaction on terms that are acceptable, if at all, the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations,  and other uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports Form 10-K and Quarterly Reports Form 10-Q.